Exhibit 10.28

Consent and Amendment Agreement

Borrower:	Motricity, Inc.

Address:	601 108th Avenue NE, Suite 900

Bellevue, Washington 98004

THIS CONSENT AND AMENDMENT AGREEMENT (this “Consent”) is dated as of June 7, 2010 and is by and between SILICON VALLEY BANK (“Bank”) and MOTRICITY, INC. a Delaware corporation (“Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of June 27, 2007, as amended by that certain Amendment to Loan and Security Agreement dated as of April 13, 2009, as amended by that certain Amendment to Loan and Security Agreement dated as of September 25, 2009 and as amended by that certain Loan and Security Agreement dated as of December 23, 2009 (as so amended, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower is entering into an amendment of its certificate of incorporation to modify certain terms relating to, among other things, its Series H Preferred Stock (the “Certificate Modifications”).

D. Borrower has requested that Bank consent to the following (collectively, the “Transactions”):

1. On or about September 29, 2009, Borrower effected a buyback of approximately 2,500,000 shares of Borrower’s Common Stock for an aggregate purchase price of approximately $1,250,000;

2. In December 2009, Borrower repurchased approximately 332,000 shares of Common Stock of Borrower from its chief executive officer as consideration for the payment of a loan outstanding from such person to the Borrower;

3. (A) Borrower is planning to implement a 15 to 1 reverse stock split of Borrower’s Common Stock that will result in the creation of fractional shares of the newly-constituted Common Stock of Borrower; (B) Borrower expects that some or all of its preferred stock will convert to Common Stock upon its initial public offering that also will result in the creation of fractional shares of its Common Stock; and (C) in connection with the foregoing, Borrower desires the ability to pay cash to all such holders of such fractional shares of Common Stock in an aggregate amount of approximately $500,000;

4. On or about the date hereof, Borrower is entering into an agreement to use an Affiliate entity, Advanced Equities, Inc. (“AEI”), as a financial advisor in connection with the Borrower’s proposed initial public offering of its common stock, and to pay AEI fees in the aggregate amount of $2,000,000 in connection therewith; and

5. The Certificate Modifications provide for, among other things and subject to the conditions set forth therein, the payment of dividends to holders of Series H Preferred Stock of the Borrower through the issuance of additional shares of Series H Preferred Stock of Borrower to such holders.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Consent. The Transactions require the approval of Bank under the Loan Agreement, including, without limitation, pursuant to Sections 7.7 and 7.8, among other sections thereof, and Borrower has requested that Bank consent to the Transactions. Bank is agreeable thereto and therefore Bank does hereby consent to the Transactions.

3. Acknowledgment. Bank hereby acknowledges the Certificate Modifications, including the pay-in-kind dividends referred to in Recital D.5, provided that such acknowledgment does not modify or amend any term or provision of the Loan Agreement, including, without limitation, covenants pertaining to redemptions, cash dividends and like transactions.

4. Amendment of Loan Agreement (Section 14.1 Regarding “Permitted Investments”). Clause (f) of the definition of “Permitted Investments” contained in Section 14.1 of the Loan Agreement that now reads as follows:

“(f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year, provided that no new such Investment by Borrower in any Subsidiary may be made if a Default or an Event of Default is then occurring or would otherwise arise upon the making thereof.”

is hereby amended, effective as of the date hereof, to read as follows:

“(f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Five Million Dollars ($5,000,000) in the aggregate in any fiscal year, provided that no new such Investment by Borrower in any Subsidiary may be made if a

Default or an Event of Default is then occurring or would otherwise arise upon the making thereof.”

5. Limitations.

5.1 The agreements set forth in this Consent are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

5.2 This Consent shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

6. Bank Expenses. Borrower agrees to reimburse Bank for all its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with this Consent. Bank is authorized to charge said fees, costs and expenses to Borrower’s loan account or any of Borrower’s deposit accounts maintained with Bank.

7. Counterparts. This Consent may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		MOTRICITY, INC.

By:	/s/ Jay Wefel	By:	/s/ Allyn P. Hebner

Name:	Jay Wefel	Name:	Allyn P. Hebner

Title:	Relationship Manager	Title:	Chief Financial Officer